Exhibit 23a






INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-effective Amendment No. 2 to Registration Statement No. 33-91400 of American Skandia Life Assurance Corporation on Form S-2 of our report dated March 10, 1997, included and incorporated by reference in the Annual Report on Form 10-K of American Skandia Life Assurance Corporation for the year ended December 31, 1996, and to the use of our report dated March 10, 1997, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Selected Financial Data" appearing in such Prospectus.


/s/ Deloitte & Touche LLP
New York, New York
April 23, 1997